N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES PRICING OF SENIOR NOTES OFFERING
ST. LOUIS, MISSOURI - January 28, 2016 - Centene Corporation (NYSE: CNC) (the “Company”) today announced the pricing of an offering by its wholly owned subsidiary, Centene Escrow Corporation (the “Escrow Issuer”), of $1.4 billion aggregate principal amount of 5.625% senior notes due 2021 (the “2021 Notes”) and $1.0 billion aggregate principal amount of 6.125% senior notes due 2024 (the “2024 Notes”). The 2021 Notes and the 2024 Notes are referred to collectively as the “Notes.” Both series of notes priced at 100% of the principal amount thereof, which will result in aggregate gross proceeds of $2.4 billion.
The offering is expected to close on February 11, 2016, subject to customary closing conditions.
The Escrow Issuer will initially deposit the net proceeds from the offering, along with certain additional funds, into a segregated escrow account. The Company intends to use the net proceeds from the offering, together with borrowings under the Company’s new senior credit facility, to fund the cash consideration for the proposed acquisition (the “Merger”) of Health Net, Inc. (“Health Net”) and the transactions related thereto, to pay fees and expenses and for general corporate purposes. At the time of satisfaction of certain conditions relating to the Merger, (1) the Escrow Issuer will merge with and into the Company, with the Company continuing as the surviving corporation, (2) the Company will assume all of the Escrow Issuer’s obligations under the Notes the related indentures and the other applicable documents by operation of law (the “Assumption”) and (3) subject to the satisfaction of certain other conditions, the net proceeds from the offering will be released from the escrow account to the Company. If the Merger is not consummated, the Escrow Issuer will be required to redeem each series of Notes at a redemption price equal to 100% of the principal amount of such series of Notes, plus accrued and unpaid interest to the redemption date.
Following the Assumption, the Notes will be senior unsecured obligations of the Company and will be equal in right of payment with all of the Company’s existing and future senior indebtedness and will be senior in right of payment to all of the Company’s existing and future subordinated debt. The Notes will not be guaranteed by any of its subsidiaries and are only required to be guaranteed by any of the Company’s subsidiaries in limited circumstances in the future.
The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.
Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.
The information provided in this press release contains forward-looking statements that relate to future events, including without limitation, statements regarding the timing of the closing of the offering and the intended use of proceeds from the offering. The Company disclaims any obligation to update this forward-looking information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including prevailing market conditions, as well as other factors. Certain risk factors that may affect our business operations, financial condition and results of operations, are included in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.